Exhibit 99.1

Famous Dave’s Reports Results For Second Quarter Fiscal 2015

MINNEAPOLIS, August 5, 2015 – Famous Dave’s of America, Inc. (NASDAQ: DAVE) today reported financial results for the second quarter ending June 28, 2015.

Highlights for the second quarter of 2015 as compared to the second quarter of 2014:

•	Revenue decreased from $41.9 million to $37.4 million, primarily reflecting the combined impact of the closure of three Company-owned restaurants since the end of the second quarter 2014 and a comparable sales decrease of 9.2%;

•	Comparable sales for Company-owned restaurants open 24 months or more decreased 9.2% compared to a decrease of 5.2% for the same period in 2014;

•	Franchise royalty revenue of $4.6 million was essentially flat to the prior year;

•	Restaurant-level cash flow margins at Company-owned restaurants decreased 370 basis points primarily as a result of an anticipated increase in contracted food costs and negative operating leverage due to a year-over-year decline in restaurant sales;

•	General and administrative expenses increased by approximately $931,000, to approximately $5.0 million for the second quarter of 2015; and were 13.3% of revenue compared to 9.7% of revenue for the second quarter of 2014. This increase reflected approximately $448,000, or $0.05 per diluted share, of brand development related professional fees; a year over year increase in stock-based compensation as a result of the second quarter 2014 recapture of $349,000, or $0.03 per diluted share, due to executive departures. These increases were partially offset a by a year-over-year decrease in employee costs at the corporate headquarters;

•	The company entered into an agreement to refranchise the Smithtown, New York restaurant to a new franchisee, which resulted in an asset impairment charge of approximately $925,000 during the second quarter;

•	Net income was $654,000 compared to $2.9 million for the second quarter of 2014;

•	Diluted net income per share was $0.09 compared to $0.39 for the second quarter of 2014;

•	Diluted adjusted net income per share was $0.18 compared to $0.40 for the second quarter of 2014;

•	Adjusted EBITDA for the second quarter of 2015 was $3.4 million compared to $6.0 million for the same period in 2014;

•	Repurchased approximately 78,000 shares for $2.0 million at an average market price of $26.26, excluding commissions.

Highlights for the six months ended June 28, 2015 as compared to the six months ended June 29, 2014:

•	Revenue decreased from $77.6 million to $70.0 million;

•	Comparable sales for Company-owned restaurants open 24 months or more decreased 7.3% compared to a decrease of 5.0% for the same period in 2014;

•	Franchise royalty revenue increased to $9.0 million, compared to $8.8 million;

•	Net income decreased from $3.4 million to approximately $851,000;

•	Diluted net income per common share was $0.12 compared to $0.46, for 2014.

•	Diluted adjusted net income per share was $0.21, primarily reflecting a $0.10 charge related to asset impairment, estimated lease termination costs and other closing cost. This compared to $0.53 for the first six months of 2014;

•	Adjusted EBITDA was approximately $5.4 million, compared to approximately $9.3 million for the first six months of 2014.

Over the last several quarters, prior management made multiple changes to the company restaurants throughout the corporate system. The changes included smaller portions, different plateware, and changes to iconic items such as cornbread muffins and other poor decisions. Ultimately, the significant changes made by prior management were not received well by our guests, extended beyond the restaurants and led to this poor second quarter and Adam Wright’s appointment as interim CEO with a few days left in the quarter. Despite these challenges, the Company’s long term growth prospects remain intact. The Company possesses high quality food, which has led to a remarkably resilient brand, dedicated people and strong franchise leadership.

In just a few weeks, the new board has taken significant action at the Company. The changes that were implemented at the board level include a new Chairman, two directors and the filling of a vacant board seat. The prior Chairman was replaced by one of the founding partners of Wexford Capital, the Company’s largest shareholder with almost 20% of the shares. A Wexford partner also filled one of the other vacated board seats. The Company brought in an independent board member to head the audit committee. Finally, another vacant board seat was filled by Anand Gala, one of the Company’s strongest franchisees and a successful restaurant entrepreneur. Following these changes it should be noted that the board members beneficially own approximately 45% of the Company’s stock and all of the board members with significant ownership in the Company have agreed to waive their cash Board fees on an ongoing basis. The sole focus is on maximizing long term shareholder value by correcting the prior mistakes and building on the Company’s strengths going forward.

The Company is also excited to announce that we have hired a new COO, Abe Ruiz, who has extensive operational experience, has overseen Famous Dave’s franchise units, along with other franchise concepts, and has an intimate knowledge with the Company’s brand. Abe’s experience will be important to driving efficiencies at the store-level and help optimize unit economics, as we continue to address our existing issues and grow the business longer term.

Since becoming CEO, Wright has spent a large amount of time studying guest feedback, talking with restaurant employees, and studying what the franchisees as well as competitors do better than the company stores. This has led to the implementation of a series of changes to return the guest experience to what it was just 9 months ago, and improve the brand further from there. The first eight restaurants to return to the original plateware, increase portion size, add sauces back to the table, and return iconic items including the cornbread muffin have already seen significant improvements in guest feedback. Specifically, Overall Satisfaction increased 7%, Atmosphere increased 9.5%, and the Value scores have increased 11.8%, all of which are important leading indicators for the business. As a result, these changes have now been made in most company restaurants. Some changes, such as uniforms, will take longer to implement due to product lead times and a desire to test product to ensure the company is changing for the better.

Of course, Famous Dave’s needs to do more than just change things back to move the business forward and build sales and traffic. The company has been testing a new brisket in a select number of company stores as well as with one of the leading franchise partners. Specifically, the test is of a whole muscle brisket that is smoked in-house daily for 12 hours. This brisket is served fresh and has serious bark and moisture content. Famous Dave’s is excited to see the early positive feedback from guests related to this change, and is rolling these changes out to all company owned stores and many franchise partners, who will be changing their brisket in September. Starting this September, Famous Dave’s will begin marketing the brisket; by focusing on a core Bar B Que item the company will highlight the quality of its award-winning Bar B Que.

Famous Dave’s is also now testing more affordable lunch items as well as launching a happy hour. In May 2014, the company performed a happy hour test at four locations, and these restaurants showed both 3.6% positive SSS and a profit increase vs. a control group that comp’d negative 1.8%. Unfortunately, the company went with a “bar bites” menu for the system instead of the happy hour. The company is now making the change to the happy hour that showed very good results in test, and the bar bites has already been dropped following poor performance. Famous Dave’s is also developing additional tests around affordability at new restaurants, continuing to focus on building the significant catering and alcohol opportunity, implementing a digital marketing plan for the first time and also focusing the entire marketing strategy that needs to become much more effective.

Interim CEO Adam Wright states, “We have a very strong group of people who care deeply about our company and our future success, and I’d like to thank and acknowledge the team and franchisees for their dedication to serving the best Bar B Que and exceptional hospitality in the USA. The past year has been difficult, but I am confident that as we continue to work together as partners, better days are in our future. With the significant alignment of the board with the shareholders, I am confident that the company will achieve its long-term growth potential, be run efficiently and deploy capital effectively.”

Famous Dave’s closed one lower sales volume franchise-operated restaurants during the second quarter in St. Joseph, Missouri and one company-owned restaurant in Eden Prairie, Minnesota.

Famous Dave’s ended the quarter with 184 restaurants, including 49 company-owned restaurants and 135 franchise-operated restaurants, located in 34 states, the Commonwealth of Puerto Rico, and Canada.

Conference Call

The company will host a conference call August 5, 2015, at 7:30 p.m. Central Time to discuss its second quarter financial results. There will be a live webcast of the discussion through the Investor Relations section of Famous Dave’s web site at www.famousdaves.com.

About Famous Dave’s

Famous Dave’s of America, Inc. develops, owns, operates and franchises barbeque restaurants. As of today, the company owns 49 locations and franchises 132 additional units in 33 states, the Commonwealth of Puerto Rico, and 1 Canadian province. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items and sandwiches, and unique made-from-scratch desserts.

Contact:	Richard Pawlowski – Chief Financial Officer 952-294-1300

To supplement its financial statements, Famous Dave’s of America, Inc. also provides investors with adjusted net income, adjusted basic and diluted net income per share and adjusted EBITDA which are non-GAAP financial measures. The Company believes that these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. Famous Dave’s management uses these non-GAAP measures to compare the Company’s performance to that of prior periods for trend analysis and planning purposes.

Adjusted basic and diluted net income per share consists of net income plus items, such as, asset impairment and estimated lease termination and other closing costs, net loss on disposal of equipment, and the recapture of stock-based compensation and severance costs related to the level of Vice President (VP) and above, divided by the weighted average number of shares of stock outstanding (plus stock equivalents for the diluted calculation) during each period presented. Famous Dave’s of America, Inc. believes adjusted basic and diluted net income per share is useful to an investor because it is widely used to measure a company’s operating performance.

EBITDA consists of income from operations plus depreciation and amortization. Adjusted EBITDA consists of EBITDA plus items, such as, asset impairment and estimated lease termination and other closing costs, net loss on disposal of equipment, and the recapture of stock-based compensation and severance costs related to the level of Vice President (VP) and above. Famous Dave’s uses Adjusted EBITDA as a measure of operating performance because it assists the Company in comparing performance on a consistent basis, as it removes from operating results the impact of non-cash events. The Company believes Adjusted EBITDA is useful to an investor in evaluating the company’s operating performance because it is widely used to measure a Company’s operating performance without the impact of items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of the impact of non-cash events and the method by which assets were acquired.

These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with generally accepted accounting principles in the United States. These non-GAAP financial measures exclude significant expenses and income that are required by GAAP to be recorded in the company’s financial statements and are subject to inherent limitations. Famous Dave’s of America, Inc. urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures that are included in this press release. The tables appearing at the end of this release provide reconciliations of net income to adjusted net income, Adjusted EBITDA and basic and diluted net income per share to basic and diluted adjusted net income per share.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

JUNE 28, 2015 AND JUNE 29, 2014

(in thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
Revenue:
Restaurant sales, net	$32,203	$36,894	$60,309	$68,142
Franchise royalty revenue	4,620	4,607	8,951	8,810
Franchise fee revenue	250	100	255	135
Licensing and other revenue	335	336	520	512

Total revenue	37,408	41,937	70,035	77,599

Costs and expenses:
Food and beverage costs	9,797	10,678	18,321	19,804
Labor and benefits costs	10,216	11,411	19,597	21,831
Operating expenses	8,967	9,741	16,822	18,142
Depreciation and amortization	1,356	1,487	2,747	3,033
General and administrative expenses	4,981	4,050	9,873	8,277
Asset impairment and estimated lease termination and other closing costs	881	102	976	562
Pre-opening expenses	—	—	1	7
Net loss (gain) on disposal of property	48	(13)	25	421

Total costs and expenses	36,246	37,456	68,362	72,077

Income from operations	1,162	4,481	1,673	5,522

Other expense:
Interest expense	(227)	(237)	(435)	(500)
Interest income	—	—	5	1
Other income (expense), net	2	(2)	—	(3)

Total other expense	(225)	(239)	(430)	(502)

Income before income taxes	937	4,242	1,243	5,020

Income tax expense	(283)	(1,391)	(392)	(1,653)

Net income	$654	$2,851	$851	$3,367

Basic net income per common share	$0.09	$0.39	$0.12	$0.47

Diluted net income per common share	$0.09	$0.39	$0.12	$0.46

Weighted average common shares outstanding - basic	6,974	7,219	7,016	7,229

Weighted average common shares outstanding - diluted	6,993	7,250	7,037	7,260

See accompanying notes to consolidated financial statements.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

OPERATING RESULTS

(unaudited)

	Three Months Ended		Six Months Ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
Food and beverage costs (1)	30.4%	28.9%	30.4%	29.1%
Labor and benefits costs (1)	31.7%	30.9%	32.5%	32.0%
Operating expenses(1)	27.8%	26.4%	27.9%	26.6%

Restaurant level cash flow margins(1)(3)	10.1%	13.8%	9.2%	12.3%

Depreciation & amortization (restaurant level) (1)	3.9%	3.6%	4.0%	4.0%
Asset impairment and estimated lease termination and other closing costs (1)	2.7%	0.3%	1.6%	0.8%
Pre-opening expenses and net loss on disposal of equipment (1)	0.1%	—	—	0.6%
Costs and expenses (restaurant level) (1)	96.6%	90.1%	96.4%	93.1%
Restaurant level margin(1)(4)	3.4%	9.9%	3.6%	6.9%

Depreciation & amortization (corporate level) (2)	0.5%	0.4%	0.5%	0.5%
General and administrative expenses (2)	13.3%	9.7%	14.1%	10.7%

Total costs and expenses (2)	96.9%	89.3%	97.6%	92.9%
Income from operations (2)	3.1%	10.7%	2.4%	7.1%

(1)	As a percentage of restaurant sales, net
(2)	As a percentage of total revenue
(3)	Restaurant level cash flow margins are equal to restaurant sales, net, less restaurant level food and beverage costs, labor and benefit costs, and operating expenses.
(4)	Restaurant level margin is equal to restaurant level cash flow margins less restaurant level depreciation and amortization, asset impairment and estimated lease termination and other closing costs, pre-opening expenses and net loss on disposal of equipment.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 28, 2015	December 28, 2014
ASSETS
Cash and cash equivalents	$1,833	$2,133
Other current assets	13,996	11,442
Property, equipment and leasehold improvements, net	46,809	49,495
Other assets	3,763	3,607

Total assets	$66,401	$66,677

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$12,522	$14,211
Line of credit	14,240	5,000
Other long-term obligations	12,396	15,664
Shareholders’ equity	27,243	31,802

Total liabilities and shareholders’ equity	$66,401	$66,677

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended
	June 28, 2015	June 29, 2014

Cash flows provided by operating activities	$3,106	$7,050
Cash flows used for investing activities	(2,808)	(976)
Cash flows used for financing activities	(598)	(5,143)

Net (decrease) increase in cash and cash equivalents	$(300)	$931

SUPPLEMENTAL SALES INFORMATION

(unaudited)

	Three Months Ended		Six Months Ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014

Restaurant sales (in thousands):
Company-Owned	$32,203	$36,894	$60,309	$68,142
Franchise-Operated	$93,766	$100,029	$182,523	$190,571

Total number of restaurants:
Company-Owned	49	53	49	53
Franchise-Operated	135	141	135	141

Total	184	194	184	194

Total weighted average weekly net sales (AWS):
Company-Owned	$49,619	$53,532	$46,426	$48,980
Franchise-Operated	$54,013	$55,234	$52,118	$52,629

Operating weeks:
Company-Owned	649	689	1,299	1,391
Franchise-Operated	1,736	1,811	3,488	3,621

Weighted comparable net sales by category (24 month):
Dine-in	(7.3)%	(4.9)%	(6.0)%	(4.7)%
To Go	(2.2)%	(0.3)%	(1.5)%	0.2%
Catering	0.3%	(0.0)%	0.2%	(0.5)%

Total company-owned comparable sales %	(9.2)%	(5.2)%	(7.3)%	(5.0)%

Franchise-Operated %	(3.3)%	(2.8)%	(1.4)%	(3.0)%

Total number of comparable restaurants:
Company-Owned	47	49	47	49
Franchise-Operated	123	121	122	119

FAMOUS DAVE’S OF AMERICA, INC.

NON-GAAP RECONCILIATION

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014

Net income	$654	$2,851	$851	$3,367
Asset impairment and estimated lease termination and other closing costs	881	102	976	562
Net loss on disposal of equipment	48	(13)	25	421
VP level and above stock-based compensation recapture	(45)	(335)	(45)	(1,071)
VP level and above severance	—	314	—	815
Tax adjustment for the non-cash adjustments	(267)	(22)	(301)	(239)

Adjusted net income	$1,271	$2,897	$1,506	$3,855

Non-GAAP adjusted income per share:
Basic adjusted net income per common share	$0.18	$0.40	$0.21	$0.53

Diluted adjusted net income per common share	$0.18	$0.40	$0.21	$0.53

Shares used to compute non-GAAP income per share:
Weighted average common share outstanding - basic	6,974	7,219	7,016	7,229

Weighted average common share outstanding - diluted	6,993	7,250	7,037	7,260

Income from Operations	$1,162	$4,481	$1,673	$5,522
Depreciation and amortization	1,356	1,487	2,747	3,033

EBITDA	2,518	5,968	4,420	8,555

Non-cash items:
Asset impairment and estimated lease termination and other closing costs	881	102	976	562
Net loss on disposal of equipment	48	(13)	25	421
VP level and above stock-based compensation recapture	(45)	(335)	(45)	(1,071)
VP level and above severance	—	314	—	815

Adjusted EBITDA	$3,402	$6,036	$5,376	$9,282

Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.